Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Announces Mandatory Conversion Date

for Series A Convertible Preferred Stock

ALPHARETTA, GA – NOVEMBER 3, 2023 – Agilysys, Inc. (Nasdaq: AGYS) announced today that it has delivered a notice of mandatory conversion to the holders of its 5.25% Series A convertible preferred stock.

This notice informs convertible preferred stock shareholders that Agilysys has exercised its right to mandate that all outstanding shares of convertible preferred stock convert to shares of Agilysys common stock, as detailed in the Certificate of Designation of 5.25% Series A Convertible Preferred Shares of Agilysys, Inc.

The conversion will be effective November 24, 2023, and the scheduled settlement is November 28, 2023.

As set forth in the Certificate of Designation, holders of convertible preferred stock have the option to convert those shares to Agilysys common stock before the mandatory conversion date if done before the close of business November 21, 2023, the second business day immediately preceding the mandatory conversion date.

As of the November 3 notice, preferred shares can be converted into common shares at $20.1676 and the liquidation preference was $20.1676. No CUSIP or ISIN number was assigned for the convertible preferred shares.

Any shares of convertible preferred stock not converted to common shares by the mandatory conversion date will no longer be deemed outstanding and all holder rights for those shares, including dividend accruals, will terminate.

About Agilysys

Agilysys exclusively delivers state-of-the-art software solutions and services that help organizations achieve High Return Hospitality™ by maximizing Return on Experience (ROE) through interactions that make ‘personal’ profitable. Customers around the world use Agilysys Property Management Systems (PMS), Point-of-Sale (POS) and F&B Inventory and Procurement (I&P) solutions to consistently delight guests, retain staff and grow margins. Agilysys’ 100% hospitality customer base includes branded and independent hotels; multi-amenity resorts; casinos; property, hotel and resort management companies; cruise lines; corporate dining providers; higher education campus dining providers; food service management companies; hospitals; lifestyle communities; senior living facilities; stadiums; and theme parks. www.agilysys.com.

Investor Contact:

Jessica Hennessy

Senior Director Corporate Strategy & Investor Relations

Agilysys, Inc.

770-810-6116 or investorrelations@agilysys.com

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